Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Announces Third Quarter 2016 Results

Quarterly Dividend Increased to $0.26 per Common Share

Key Financial Metrics

•	Total revenues were $194.7 million for the third quarter of 2016

•	Total lease rental and finance and sales-type lease revenues were $187.3 million

•	Net income was $27.4 million, or $0.35 per diluted common share versus a net loss of ($14.0) million, or ($0.17) per diluted common share in the third quarter of 2015

•	Adjusted net income(1) was $29.7 million, or $0.38 per diluted common share versus an adjusted net loss of ($9.7) million, or ($0.12) per diluted common share in the third quarter of 2015

•	Adjusted EBITDA(1) was $181.1 million for the third quarter

•	Cash ROE(1) was 12.4%; net cash interest margin(1) was 8.7%

Highlights

•	Acquired ten aircraft for $303 million during the third quarter, and 32 aircraft for $961 million year-to-date

•	Sold nineteen aircraft year-to-date, including five wide-bodies, two freighters, and six other aircraft to our joint ventures

•	Secured customers for our remaining 2016 lease expirations and made strong progress with next year’s lease placements

•	Raised $1.1 billion in new financing thus far in 2016 while broadening our funding sources

•	Declared our 42nd consecutive quarterly dividend and increased it by 8.3%

Stamford, CT. November 1, 2016 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported a third quarter 2016 net income of $27.4 million, or $0.35 per diluted common share, and adjusted net income of $29.7 million, or $0.38 per diluted common share. The third quarter results included total revenues of $194.7 million, a decrease of 8.2%, versus $212.1 million in the third quarter of 2015.

Note: Non-GAAP items reconciled in the Appendix.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated “Over the past several months, investor demand for aircraft increased markedly, causing prices to rise. We seized on this opportunity to improve the quality of our portfolio by reducing our freighter and wide-body aircraft holdings while also planting the seeds for profitable future asset sales.”

Mr. Wainshal added, “We expect to complete $1.5 billion in acquisitions in 2016, taking Aircastle’s owned and managed fleet to nearly 200 aircraft. This investment level exceeds last year’s, though we’ve slowed our pace of growth during the second half as we remain disciplined buyers with limited investment commitments. Despite the competitive market, we’re still generating attractive new investments by providing aircraft sellers with value-added propositions that play to our strengths.”

Mr. Wainshal concluded, “Aircastle continues to grow profitably and responsibly as we reshape our portfolio towards modern, narrow-body aircraft that offer solid long-term return profiles. At the same time, we are replacing less promising assets, even if they have higher near-term accounting yields. We are encouraged with our success in building and enhancing the company’s sustainable earnings power, and to that end, we are increasing our quarterly dividend to $0.26 per share.”

Michael Inglese, Aircastle’s CFO added, “We are working to drive our net cash interest margins higher as older and more expensive debt rolls off and gets replaced by flexible and attractively priced new financings and as we deploy our strong cash balances. Similarly, we expect our portfolio management efforts to enhance the strength and duration of our revenue yields.”

Financial Results

(in thousands, except share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total revenues	$194,652	$212,074	$568,305	$610,935
Lease rental and finance and sales-type lease revenues	$187,329	$189,906	$550,696	$555,375
Adjusted EBITDA(1)	$181,145	$216,311	$547,460	$621,133
Net income (loss)	$27,437	$(13,989)	$83,729	$71,088
Per common share - Diluted	$0.35	$(0.17)	$1.06	$0.88
Adjusted net income (loss)(1)	$29,706	$(9,679)	$98,002	$88,007
Per common share - Diluted	$0.38	$(0.12)	$1.24	$1.08

(1)	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Third Quarter Results

Total revenues were $194.7 million, a decrease of $17.4 million, or 8.2%, from the prior year. The decrease was driven by $8.9 million less in maintenance revenue and a $7.5 million drop in lease termination fees, stemming from a decline in scheduled lease expirations this year.

Lease rental and finance and sales-type lease revenues during the third quarter were $187.3 million versus $189.9 million the prior year. The 1.4% decrease reflects the net year-over-year impact from aircraft acquisitions, dispositions and lease extensions.

Net income for the third quarter was $27.4 million, an improvement of $41.4 million compared to a net loss of ($14.0) million in the previous year, while adjusted net income for the third quarter of 2016 improved by $39.4 million. Lower total revenues and gains from aircraft sales were offset by a $67.9 million reduction in aircraft impairment charges and $9.1 million less in depreciation expense.

Adjusted EBITDA for the third quarter was $181.1 million, down 16.3%, or $35.2 million, versus the same quarter last year. This result is driven primarily by declines of $15.8 million in gains from aircraft sales, $11.5 million in total lease revenue and finance lease and maintenance revenue, and $7.5 million in early termination fees.

Aviation Assets

We acquired ten aircraft for $303 million during the third quarter. During the first nine months of 2016, we purchased 32 aircraft for $961 million. The aircraft we acquired year to date had an average age of 6.8 years and an average remaining lease term of 6.4 years. For the full year, we expect to complete $1.5 billion in aircraft acquisitions, of which $1.4 billion will be narrow-body aircraft.

During the third quarter of 2016, we sold five aircraft, including two freighters and two wide-bodies. These sales reduced our freighter fleet to nine aircraft, accounting for 8.6% of the total net book value of our flight equipment held for lease. We also sold one A321 aircraft to our joint venture with IBJ Leasing. Total sales proceeds during the third quarter were approximately $150 million. We expect to record increased asset sales activity during the fourth quarter of 2016.

During the first three quarters of 2016, we sold nineteen aircraft for proceeds of $489 million and a net gain on sale of $14.9 million. These sales included five wide-body and two freighter aircraft. Excluding the six aircraft sold to our joint ventures with Ontario Teachers’ Pension Plan and IBJ Leasing, the average age of the other thirteen aircraft sold was approximately seventeen years.

Our fleet utilization during the third quarter was 98.2%. During the quarter, we delivered three aircraft that had been off-lease to airline customers. Two of these were 737-800s acquired from a Brazilian airline prior to their delivery from Boeing and had been undergoing reconfiguration for a new lessee in China. The other aircraft was a mid-aged A330-200 that underwent maintenance prior to its delivery to Aerolineas Argentinas. We expect fleet utilization during the fourth quarter of 2016 to be in excess of 99%.

As of September 30, 2016, Aircastle owned 175 aircraft having a net book value of $6.3 billion. We also manage eleven aircraft with a net book value of $629 million dollars on behalf of our joint ventures with Ontario Teachers’ Pension Plan and IBJ Leasing of Japan.

	Owned Aircraft as of September 30, 2016(1)	Owned Aircraft as of September 30, 2015(1)
Total Flight Equipment Held for Lease ($ mils.)	$6,270	$6,007
Unencumbered Flight Equipment Held for Lease ($ mils.)	$4,343	$3,722
Number of Aircraft	175	160
Number of Unencumbered Aircraft	139	109
Weighted Average Fleet Age (years)(2)	7.6	7.7
Weighted Average Remaining Lease Term (years)(2)	5.3	5.9
Weighted Average Fleet Utilization for the period ended(3)	98.2%	99.9%
Portfolio Yield for the quarter ended(4)	12.4%	12.7%
Net Cash Interest Margin(5)	8.7%	9.3%

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.

(2)	Weighted average based on net book value.
(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(4)	Lease rental revenue and interest income and cash collections on finance and sales-type leases for the period as a percent of the average net book value of flight equipment held for lease and our investment in finance and sales-type leases for the period; quarterly information is annualized.
(5)	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers. The calculation of Net Cash Interest Margin has been revised in this presentation to include collections from finance and sales-type leases minus interest on borrowings.

Portfolio yield for the quarter was down by 31 basis points compared to last year, reflecting the shift to assets with less risk and better long-term earnings profiles but with lower near-term yields. The net cash interest margin was 59 basis points lower compared to last year due to the drop in portfolio yield as well as higher cash balances from borrowings completed earlier in 2016.

Annual Fleet Review & Other Impairments

We completed our annual fleet review for narrow-body aircraft during the third quarter and recorded impairment charges of $2.2 million and impairment losses of $2.6 million across several older 757s due to come off lease over the next fifteen months. We anticipate selling all six of our 757s at lease end.

In addition, during the quarter we recorded $6.6 million of other impairment charges, offset by $5.6 million of maintenance revenue and $2.4 million of reversed lease incentives on three older 747 converted freighters which we expect to scrap as their leases expire over the next eighteen months.

Funding

During the third quarter we finished drawing down under the secured bank facility closed during the second quarter of 2016. These draw-downs brought the total facility amount to $434 million. This brings total debt funding raised for the year to $1.1 billion, of which approximately $700 million was unsecured. Funding sources include the U.S. bond market, Japanese banks and leading international aerospace banking institutions.

Common Dividend

On October 28, 2016, our Board of Directors declared a fourth quarter 2016 cash dividend of $0.26 per share on Aircastle common shares, payable on December 15, 2016 to shareholders of record on November 29, 2016. This is our 42nd consecutive dividend and represents an 8.3% increase over the previous quarter’s cash dividend. Since 2010, Aircastle has increased its dividend seven times for a total increase of 260% over that period.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Tuesday, November 1, 2016 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 499-4035 (from within the U.S. and Canada) or (416) 204-9269 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “1757279”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Thursday, December 1, 2016 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “1757279”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2016, Aircastle owned and managed on behalf of its joint ventures 186 aircraft leased to 65 customers located in 35 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2015 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$656,247	$155,904
Accounts receivable	5,266	8,566
Restricted cash and cash equivalents	54,000	98,137
Restricted liquidity facility collateral	—	65,000
Flight equipment held for lease, net of accumulated depreciation of $1,245,447 and $1,306,024, respectively	6,004,489	5,867,062
Net investment in finance and sales-type leases	265,854	201,211
Unconsolidated equity method investment	67,160	50,377
Other assets	129,840	123,707

Total assets	$7,182,856	$6,569,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,261,423	$1,146,238
Borrowings from unsecured financings, net of debt issuance costs	3,286,304	2,894,918
Accounts payable, accrued expenses and other liabilities	144,140	131,058
Lease rentals received in advance	61,095	67,327
Liquidity facility	—	65,000
Security deposits	128,109	115,642
Maintenance payments	516,689	370,281

Total liabilities	5,397,760	4,790,464

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 78,634,133 shares issued and outstanding at September 30, 2016; and 80,232,260 shares issued and outstanding at December 31, 2015	786	802
Additional paid-in capital	1,519,849	1,550,337
Retained earnings	268,601	241,574
Accumulated other comprehensive loss	(4,140)	(13,213)

Total shareholders’ equity	1,785,096	1,779,500

Total liabilities and shareholders’ equity	$7,182,856	$6,569,964

Aircastle Limited and Subsidiaries

Consolidated Statements of Income (Loss)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Lease rental revenue	$181,975	$188,038	$537,670	$550,023
Finance and sales-type lease revenue	5,354	1,868	13,026	5,352
Amortization of net lease discounts and lease incentives	(521)	(2,113)	(5,419)	(10,288)
Maintenance revenue	6,829	15,726	20,603	55,148

Total lease revenue	193,637	203,519	565,880	600,235
Other revenue	1,015	8,555	2,425	10,700

Total revenues	194,652	212,074	568,305	610,935

Operating expenses:
Depreciation	76,201	85,324	227,918	237,538
Interest, net	61,797	60,381	188,490	184,063
Selling, general and administrative (including non-cash share based payment expense of $2,059 and $1,424 for the three months ended and $5,796 and $3,981 for the nine months ended September 30, 2016 and 2015, respectively)	15,985	14,032	46,883	42,663
Impairment of Aircraft	10,462	78,403	27,185	102,358
Maintenance and other costs	1,834	2,520	5,504	9,126

Total expenses	166,279	240,660	495,980	575,748

Other income (expense):
Gain (loss) on sale of flight equipment	(73)	15,679	14,932	43,034
Other	(210)	70	(136)	341

Total other income (expense)	(283)	15,749	14,796	43,375

Income (loss) from continuing operations before income taxes	28,090	(12,837)	87,121	78,562
Income tax provision	2,458	2,709	8,782	12,037
Earnings of unconsolidated equity method investment, net of tax	1,805	1,557	5,390	4,563

Net income (loss)	$27,437	$(13,989)	$83,729	$71,088

Earnings (loss) per common share — Basic:
Net income (loss) per share	$0.35	$(0.17)	$1.06	$0.88

Earnings (loss) per common share — Diluted:
Net income (loss) per share	$0.35	$(0.17)	$1.06	$0.88

Dividends declared per share	$0.24	$0.22	$0.72	$0.66

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$83,729	$71,088
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	227,918	237,538
Amortization of deferred financing costs	13,567	11,211
Amortization of net lease discounts and lease incentives	5,419	10,288
Deferred income taxes	3,129	(1,455)
Non-cash share-based payment expense	5,796	3,981
Cash flow hedges reclassified into earnings	9,074	19,349
Security deposits and maintenance payments included in earnings	(12,844)	(20,645)
Gain on sale of flight equipment	(14,932)	(43,034)
Impairment of aircraft	27,185	102,358
Other	(4,712)	269
Changes in certain assets and liabilities:
Accounts receivable	1,699	253
Other assets	3,815	(4,382)
Accounts payable, accrued expenses and other liabilities	16,459	14,085
Lease rentals received in advance	2,111	7,566

Net cash provided by operating activities	367,413	408,470

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(792,270)	(1,034,578)
Proceeds from sale of flight equipment	488,749	343,020
Restricted cash and cash equivalents related to sale of flight equipment	17,000	—
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sale deposits	(14,035)	(4,421)
Net investment in finance and sales-type leases	(78,892)	(24,000)
Collections on finance and sales-type leases	14,413	6,768
Unconsolidated equity method investment and associated costs	(12,686)	—
Other	(812)	(260)

Net cash used in investing activities	(378,533)	(713,471)

Cash flows from financing activities:
Repurchase of shares	(36,573)	(1,960)
Proceeds from secured and unsecured debt financings	999,350	800,000
Repayments of secured and unsecured debt financings	(489,134)	(548,359)
Deferred financing costs	(17,273)	(12,185)
Restricted liquidity facility collateral	65,000	—
Liquidity facility	(65,000)	—
Restricted cash and cash equivalents related to financing activities	27,137	14,626
Security deposits and maintenance payments received	123,767	114,644
Security deposits and maintenance payments returned	(37,036)	(28,797)
Other	(2,073)	—
Dividends paid	(56,702)	(53,583)

Net cash provided by financing activities	511,463	284,386

Net increase (decrease) in cash and cash equivalents	500,343	(20,615)
Cash and cash equivalents at beginning of period	155,904	169,656

Cash and cash equivalents at end of period	$656,247	$149,041

Aircastle Limited and Subsidiaries

Selected Financial Guidance Elements for the Fourth Quarter of 2016

($ in millions, except for percentages)

(Unaudited)

Guidance Item	Q4:16
Lease rental revenue	$185 - $189
Finance lease revenue	$4 - $5
Maintenance revenue	$7 - $9
Amortization of net lease discounts and lease incentives	($3) - ($4)
SG&A1	$15 - $16
Depreciation	$78 - $81
Interest, net	$62 - $64
Gain on sale	$5 - $15
Full year effective tax rate	9% - 11%

1.	Includes $2.1M of non-cash share based payment expense.

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$194,652	$212,074	$568,305	$610,935
EBITDA(1)	$168,414	$136,538	$514,338	$515,014
Adjusted EBITDA(1)	$181,145	$216,311	$547,460	$621,133
Net income (loss)	$27,437	$(13,989)	$83,729	$71,088
Net income (loss) allocable to common shares	$27,200	$(13,989)	$83,043	$70,559
Per common share - Basic	$0.35	$(0.17)	$1.06	$0.88
Per common share - Diluted	$0.35	$(0.17)	$1.06	$0.88
Adjusted net income (loss)(1)	$29,706	$(9,679)	$98,002	$88,007
Adjusted net income (loss) allocable to common shares	$29,449	$(9,679)	$97,199	$87,352
Per common share - Basic	$0.38	$(0.12)	$1.24	$1.08
Per common share - Diluted	$0.38	$(0.12)	$1.24	$1.08
Basic common shares outstanding	77,990	80,566	78,230	80,566
Diluted common shares outstanding(2)	78,022	80,566	78,266	80,566

(1)	Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information
(2)	For the three and nine months ended September 30, 2016, includes 32,235 and 35,804 dilutive shares, respectively.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income (loss)	$27,437	$(13,989)	$83,729	$71,088
Depreciation	76,201	85,324	227,918	237,538
Amortization of net lease discounts and lease incentives	521	2,113	5,419	10,288
Interest, net	61,797	60,381	188,490	184,063
Income tax provision	2,458	2,709	8,782	12,037

EBITDA	168,414	136,538	514,338	515,014
Adjustments:
Impairment of aircraft	10,462	78,403	27,185	102,358
Non-cash share-based payment expense	2,059	1,424	5,796	3,981
(Gain) loss on mark-to-market of interest rate derivative contracts	210	(54)	141	(220)

Adjusted EBITDA	$181,145	$216,311	$547,460	$621,133

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income (loss)	$27,437	$(13,989)	$83,729	$71,088
Loan termination fee(1)	—	—	1,509	—
Ineffective portion and termination of hedges(1)	—	215	—	509
(Gain) loss on mark to market of interest rate derivative contracts(2)	210	(54)	141	(220)
Write-off of deferred financing fees(1)	—	—	1,972	—
Non-cash share based payment expense(3)	2,059	1,424	5,796	3,981
Term Financing No. 1 hedge loss amortization charges(1)	—	—	—	4,401
Securitization No. 1 hedge loss amortization charges (1)	—	2,725	4,855	8,248

Adjusted net income (loss)	$29,706	$(9,679)	$98,002	$88,007

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Management believes that ANI, when viewed in conjunction with the Company’s results under U.S. GAAP and the below reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Return on Equity Calculation

(Dollars in thousands)

(Unaudited)

	CFFO	Finance Lease Collections	Gain (Loss) on Sale of Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders’ Equity	12 Month Cash ROE
2011	$359,377		$39,092	$242,103		$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920		$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924		$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	($52)	$275,026	$1,759,871	15.6%
LTM	$485,228	$17,204	$29,915	$309,163	($3,840)	$219,344	$1,774,315	12.4%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (Cash ROE) when viewed in conjunction with the Company’s results under US GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation - Revised

(Dollars in thousands)

(Unaudited)

	Average NBV	Quarterly Rental Revenue	Cash Interest(1)	Annualized Net Cash Interest Margin(2)
Q1:11	$4,041,967	$141,116	$41,278	9.9%
Q2:11	$4,143,446	$143,356	$40,021	10.0%
Q3:11	$4,222,512	$145,890	$42,066	9.8%
Q4:11	$4,374,921	$149,848	$43,041	9.8%
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,542,477	$156,057	$48,798	9.4%
Q3:12	$4,697,802	$163,630	$41,373	10.4%
Q4:12	$4,726,457	$163,820	$43,461	10.2%
Q1:13	$4,740,161	$162,319	$48,591	9.6%
Q2:13	$4,840,396	$164,239	$44,915	9.9%
Q3:13	$4,863,444	$167,876	$47,682	9.9%
Q4:13	$5,118,601	$176,168	$49,080	9.9%
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%

(1)	Excludes loan termination payments of $3.2 million and $3.0 million in the second quarter of 2011 and 2013 respectively, and $1.5 million in the first quarter of 2016.
(2)	Management’s Use of Net Cash Interest Margin: Beginning with this earnings release for the three months ended September 30, 2016, based on the growing level of finance and sales-type lease revenue, management revised the calculation of net cash interest margin to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type lease in lease rentals. The calculation of net cash interest margin for all prior periods presented is revised to be comparable with the current period presentation.

We define net cash interest margin as lease rentals from operating leases, interest income and cash collections from finance and sales-type leases minus interest on borrowings, net settlements on interest rate derivatives and other liabilities adjusted for loan termination payments divided by the average net book of flight equipment (which includes net investment on finance and sales-type leases) for the period calculated on a quarterly and annualized basis.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation - Original

(Dollars in thousands)

(Unaudited)

	Average NBV of Flight Equipment	Quarterly Lease Rental Revenue	Cash Interest(1)	Annualized Net Cash Interest Margin
Q1:11	$4,041,967	$141,116	$41,278	9.9%
Q2:11	$4,143,446	$143,356	$43,217	9.7%
Q3:11	$4,222,512	$145,890	$42,066	9.8%
Q4:11	$4,374,921	$149,848	$43,041	9.8%
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,516,973	$153,624	$48,798	9.3%
Q3:12	$4,602,185	$159,546	$41,373	10.3%
Q4:12	$4,605,783	$158,090	$43,461	10.0%
Q1:13	$4,619,204	$156,590	$48,591	9.4%
Q2:13	$4,711,790	$157,918	$47,869	9.3%
Q3:13	$4,717,877	$161,148	$47,682	9.6%
Q4:13	$4,972,040	$169,274	$49,080	9.7%
Q1:14	$5,168,851	$174,335	$51,685	9.5%
Q2:14	$5,582,359	$183,231	$48,172	9.7%
Q3:14	$5,412,299	$178,886	$44,820	9.9%
Q4:14	$5,373,733	$178,202	$44,459	10.0%
Q1:15	$5,637,513	$177,146	$50,235	9.0%
Q2:15	$5,850,516	$184,839	$51,413	9.1%
Q3:15	$5,926,459	$188,037	$51,428	9.2%
Q4:15	$5,835,547	$183,394	$51,250	9.1%
Q1:16	$5,781,858	$179,570	$51,815	8.8%
Q2:16	$5,677,121	$176,125	$55,779	8.5%
Q3:16	$5,979,489	$181,975	$57,589	8.3%

1.	Excludes loan termination payments of $3.2 million and $3.0 million in the second quarter of 2011 and 2013 respectively, and $1.5 million in the first quarter of 2016.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares(1)-Basic:
Common shares outstanding	77,990	99.14%	78,230	99.18%
Unvested restricted common shares	680	0.86%	646	0.82%

Total weighted-average shares outstanding	78,670	100.00%	78,876	100.00%

Net income allocation
Net income	$27,437	100.00%	$83,729	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(237)	(0.86%)	(686)	(0.82%)

Earnings available to common shares	$27,200	99.14%	$83,043	99.18%

Adjusted net income allocation
Adjusted net income	$29,706	100.00%	$98,002	100.00%
Amounts allocated to unvested restricted shares	(257)	(0.86%)	(803)	(0.82%)

Amounts allocated to common shares	$29,449	99.14%	$97,199	99.18%

(1)	For the three and nine months ended September 30, 2016, dilutive shares represented contingently issuable shares related to the Company’s PSUs.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2015		Nine Months Ended September 30, 2015
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares(1)-Basic:
Common shares outstanding	80,566	99.21%	80,566	99.26%
Unvested restricted common shares	645	0.79%	604	0.74%

Total weighted-average shares outstanding	81,212	100.00%	81,170	100.00%

Net income (loss) allocation
Net income (loss)	($13,989)	100.00%	$71,088	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	—	—	(529)	(0.74%)

Earnings (loss) available to common shares	($13,989)	100.00%	$70,559	99.26%

Adjusted net income (loss) allocation
Adjusted net income (loss)	($9,679)	100.00%	$88,007	100.00%
Amounts allocated to unvested restricted shares	—	—	(655)	(0.74%)

Amounts allocated to common shares	($9,679)	100.00%	$87,352	99.26%

(1)	For the three and nine months ended September 30, 2015 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.